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                                 EXHIBIT 16

                             POWER OF ATTORNEY

     The undersigned shareholder ("Shareholder") of Ameriwood Industries International Corporation ("Ameriwood") hereby designates and appoints Paul
C. Drueke, Gordon R. Lewis, any attorney or employee associated with Warner Norcross & Judd LLP, and each of them severally, as his or its agents and attorneys-in-fact to prepare, sign and file "Securities Filings," as defined in and in accordance with the Agreement dated September 24, 1997 by and between Jacob C. Mol, NorDruk Investment Company Limited Partnership (the "Partnership"), Peter D. Wierenga, Gary Kaiser, David S. Lundeen, Paul
C. Drueke, John F. Northway, Sr. and Philip D. Miller relating to the formation of "Dissatisfied Shareholders for Better Management of Ameriwood," and to take any and all actions and exercise any and all powers of the Shareholder with respect to such purpose.

     Shareholder's agents and attorneys-in-fact shall have the right, by written instrument, to delegate any or all of the granted powers to any person or persons whom attorneys-in-fact may select. Such delegation may be amended or revoked by attorneys-in-fact or by a successor attorney-in-fact who is acting under the power of attorney at the time.

     The Shareholder agrees that the attorneys-in-fact named herein may rely entirely on information furnished orally or in writing by the Shareholder or his or its officers or employees to such attorneys-in-fact. The Shareholder also agrees to indemnify and hold harmless the attorneys-in-fact against any losses, claims, damages or liabilities (or actions in respect thereof) that arise out of or are based upon any untrue statement or omission of necessary fact in the information provided by the Shareholder to the attorneys-in-fact for purposes of this Power of Attorney and agrees to reimburse the attorneys-in-fact herein for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.


Date: September 24, 1997                /s/Philip D. Miller
                                        Philip D. Miller